Exhibit 8.1

DLA Piper US LLP 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 www.dlapiper.com

July 25, 2008

Heckmann Corporation

75080 Frank Sinatra Drive

Palm Desert, CA 92211

Ladies and Gentlemen:

We have acted as counsel to Heckmann Corporation, a Delaware corporation (“Parent”), in connection with the transactions described in the Agreement and Plan of Merger and Reorganization entered into as of May 19, 2008 (the “Agreement”), by and among Parent, Heckmann Acquisition II Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and China Water and Drinks, Inc., a Nevada corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Agreement.

Parent is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-4 (the “Registration Statement”) with respect to the Parent Common Stock to be issued to Company stockholders in exchange for their shares of Company Common Stock.

If the Merger is consummated on the terms and subject to the conditions set forth in the Agreement, then Company will be merged with and into Merger Sub, the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving corporation. We have assumed for purposes of the opinion set forth below that the Merger will be effective under the applicable provisions of state law. The holders of shares of Company Common Stock will be entitled to receive for each share of Company Common Stock held by them, other than cash in lieu of a fractional share, the number of shares of Parent Common Stock and/or cash as determined pursuant to the Agreement.

This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act. In connection with this opinion, we have examined, and are familiar with: (i) the Agreement (including all exhibits and schedules attached thereto), (ii) the Registration Statement and the Proxy Statement which is contained in and made part of the Registration Statement (the “Proxy Statement”), and (iii) such other presently existing documents, records and matters of law as we have deemed appropriate in order to enable us to render this opinion.

Heckmann Corporation

July 25, 2008

Page Two

In rendering this opinion, we have assumed the following (without any independent investigation or review thereof):

1.	The legal capacity of all natural persons, the authenticity of original documents submitted to us, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of all signatures and the due execution and delivery of all documents;

2.	The due execution and delivery of the Officer’s Tax Certificate by Parent, Merger Sub and Company on or before the Closing Date of the Merger (the “Tax Representation Letters”) which execution and delivery is a condition to the consummation of the Merger;

3.	The truth and accuracy at all relevant times of the representations, warranties and statements of fact made or to be made by Parent, Merger Sub, Company and their respective management, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Registration Statement, Proxy Statement, the Agreement and in the Tax Representation Letters;

4.	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

5.	The Merger will be consummated in accordance with the Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law;

6.	The Merger will be reported by Parent, Merger Sub and Company on their respective U.S. federal income tax returns in a manner consistent with treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

7.	The opinion of Thelen Reid Brown Raysman & Steiner LLP, counsel to the Company, substantially identical in substance to this opinion, has been delivered and has not been withdrawn.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the discussion in the Proxy Statement included as part of the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger” (the “Tax Section”), insofar as it relates to statements of law or legal conclusions, sets forth the material United States federal income tax consequences of the Merger, subject to the qualifications and limitations set forth therein.

Heckmann Corporation

July 25, 2008

Page Three

We express no opinion as to whether such description in the Tax Section addresses all of the United States federal income tax consequences of the Merger that may be applicable to Parent, Merger Sub, Company, or to any particular Parent stockholder or Company stockholder. In addition, we express no opinion as to United States federal, state, local, foreign or other tax consequences, other than as set forth in the Tax Section. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name in the Tax Section. By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Rules”), nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the Securities Act or the Rules.

No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein. This opinion may not be relied upon except with respect to the consequences specifically discussed herein. By rendering this opinion, we undertake no responsibility to update this opinion after the date hereof for any reason, including but not limited to, any new or changed facts or law which come to our attention after the date hereof. This opinion is being delivered to you solely in connection with the filing of the Registration Statement and is intended only for the benefit of Parent and its stockholders. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,

/s/ DLA Piper US LLP
DLA Piper US LLP